Exhibit 99.2

CIM Real Estate Finance Trust, Inc. Announces
Dividend Increase and NAV Update

PHOENIX, November 17, 2022 - CIM Real Estate Finance Trust, Inc. (CMFT) has announced the following update as of November 14, 2023:
•CMFT has increased its monthly dividend rate during the first quarter of 2024 to $0.0375 per share, representing a 2.18% increase from the prior quarter. Inclusive of this increase, CMFT has raised its dividend 10.6% since Q4 2022.
•Effective November 14, 2023, CMFT has updated its net asset value (NAV) to $6.31 per share as of 9/30/2023, representing a 3.96% decrease from the previous year’s NAV per share as of 9/30/2022.

CIM Group Analysis
CMFT’s dividend increase is a direct result of the fund’s continued success in executing its business plan of investing in floating rate credit investments, which have increased the fund’s earnings as interest rates have risen. We believe that our focus on commercial real estate credit has positioned CMFT to continue its success in today’s dislocated market.
We believe that the modest decline in NAV is largely reflective of the fact that a large portion of our portfolio investments were made after the height of the COVID pandemic. Despite strong fundamentals, CMFT’s investments in both real estate equity and credit have seen a reduction in value this year due to dramatic increases in interest rates. Generally, as interest rates increase, the value of real estate declines, affecting both equity and credit investments. However, the effect on CMFT’s portfolio has been mitigated by the recent vintage of our investments and the fact that the portfolio is largely floating rate.
Although the current environment is challenging for commercial real estate assets, we believe that CMFT is well positioned with a diverse portfolio and an emphasis on maintaining low leverage relative to comparable mortgage REITs.1 As of September 30, 2023, CMFT’s $6.6 billion portfolio consisted of 73.7% credit investments, 18.9% real estate investments and 7.4% cash and other investments.
“We are extremely proud of how our balance sheet has strengthened in a marketplace where many balance sheets have weakened in this challenging environment.” said Richard Ressler, Chairman of the Board of Directors, President and CEO of CMFT, Co-Founder and Principal of CIM Group. “We continue to focus on creating value for shareholders by providing sustainable and increasing dividends as we grow earnings while maintaining financial discipline.”2

Third Dividend Rate Increase Since Q4 2022
On November 13, 2023, CMFT announced its third dividend increase since Q4 2022. In the aggregate, CMFT has increased its dividend 10.6% ($0.0108 per share per quarter) from $0.1017 per share per quarter in Q4 2022 to $0.1125 per share per quarter in Q1 2024.
1 Based on September 30, 2023 publicly available information.
2 There is no guarantee of any future dividends. The rate of future dividends, if any, will be determined by the CMFT Board, in its sole discretion.

CMFT’s Board of Directors (the “CMFT Board”) approved a 2.18% increase to $0.0375 per share per month, or $0.1125 per share for Q1 2024, up from $0.1101 per share in the fourth quarter of 2023.

2023 Valuation
CMFT recently conducted its annual valuation process to determine an updated estimated per share NAV. Effective November 14, 2023, the CMFT Board has approved an estimated per share NAV of CMFT’s common stock of $6.31 as of September 30, 2023. The previous per share NAV determined by the CMFT Board was $6.57, as of September 30, 2022.
CMFT engaged a third-party valuation firm to assist the CMFT Board with determining an estimated per share NAV and a valuation range of CMFT’s common stock. The updated estimated per share NAV was determined and approved by the CMFT Board based on the recommendation of its Audit Committee, which is comprised solely of independent directors.
The updated estimated per share NAV was determined based upon the estimated market value of CMFT’s assets, less the estimated market value of its liabilities, divided by the total shares outstanding, and performed in accordance with the valuation guidelines established by the Institute for Portfolio Alternatives (“IPA”) Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs.

About CIM Real Estate Finance Trust
CMFT is a public non-traded corporation that has elected to be taxed and currently qualifies as a REIT. CMFT invests in senior secured loans and credit leases. CMFT is managed by affiliates of CIM.
About CIM Group®
CIM is a community-focused real estate and infrastructure owner, operator, lender and developer. Since 1994, CIM has sought to create value in projects and positively impact the lives of people in communities across the Americas by delivering more than $60 billion of essential real estate and infrastructure projects. CIM’s diverse team of experts applies its broad knowledge and disciplined approach through hands-on management of real assets from due diligence to operations through disposition. CIM strives to make a meaningful difference in the world by executing key environmental, social and governance (ESG) initiatives and enhancing each community in which it invests. For more information, visit www.cimgroup.com.
Cautionary Statement Regarding Forward-Looking Information
This communication includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “would,” “could,” or words of similar meaning. Statements that describe future plans and objectives are also forward-looking statements. These statements are based on the current expectations of management for CMFT and on currently available industry, financial and economic data. Actual results may vary materially from those expressed or implied by the forward-looking statements, which are subject to a number of risks and uncertainties, many of which are out of CMFT’s control, including, but not limited to, those associated with the risk that liquidity opportunities may not be realized within an expected time period or at all; the availability of and access to the capital markets or other financing sources; the availability of suitable investment or disposition opportunities; general financial and economic conditions; legislative and regulatory changes; and other factors, including those set forth in the section entitled “Risk Factors” in CMFT’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and other reports filed by CMFT with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Forward-looking statements are not guarantees of performance or results and speak only as of the date such statements are made. Except as required by law, CMFT does not undertake any obligation to update or revise any forward-looking statement in this communication, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise.